Exhibit 99.1

For Release: 10:45 a.m. EST

September 1, 2010

Chevrolet, Buick, GMC and Cadillac Sales Decline 11 Percent

from 2009 Cash-for-Clunkers Level

•	Combined Buick, GMC and Cadillac sales counter trend, increase 37 percent

•	Calendar-year-to-date sales for GM’s four brands are up 23 percent

•	Buick remains the fastest growing major auto brand in the U.S.

•	Cadillac is the fastest growing luxury brand in the U.S.

DETROIT – August sales for Chevrolet, Buick, GMC and Cadillac decreased by a combined 11 percent to 184,921 units, compared to last August, a month in which the automotive industry experienced the highest level of sales in 2009 due to the Cash for Clunkers stimulus program. Compared to July 2010, sales for GM’s brands were down 7 percent.

Through August, Buick remained the industry’s fastest growing brand with sales up 61 percent year-to-date. Cadillac leads the luxury vehicle industry in sales growth this year, with sales 50 percent higher through August.

“Last year’s Cash for Clunkers program spiked industry sales in 2009, so results this August were not surprisingly a bit mixed,” said Don Johnson, vice president, U.S. Sales Operations. “Importantly, three of our four divisions showed solid gains. This is further evidence that our performance is the result of balanced contributions across our brands.”

Combined sales for Buick, GMC and Cadillac were up 37 percent for the month, compared to a year ago. Buick sales increased 66 percent, propelled by retail sales that more than doubled during the month. Cadillac dealers reported sales that were 83 percent higher than last year, and the brand’s retail sales also rose 83 percent. GMC total sales were up 12 percent during the month, driven by strong retail sales. Chevrolet, which benefitted the most from last year’s federal stimulus, had a total sales decline of 22 percent compared to last year, while retail sales were down 31 percent.

Total sales of GM’s full-size pickups rose 4 percent during the month, while its full-size utilities increased 7 percent on strong retail sales growth.

Johnson noted that key product launches for the remainder of this year will continue the company’s momentum. “With the all-new Chevrolet Cruze hitting showrooms in September, the Chevrolet Volt later this year, the Buick Regal expanding Buick’s footprint in the U.S., and the Cadillac CTS Coupe generating a lot of attention, we have reason to be optimistic,” Johnson said.

Month-end dealer inventory in the U.S. stood at about 452,000 units, which is about 28,000 higher compared to July 2010, and about 73,000 higher than August 2009.

August Key Facts and Brand Results:

•

Chevrolet: Chevrolet delivered 131,952 total vehicles in August, a 22 percent decline year-over-year. Year-to-date total Chevrolet sales are up 19 percent. Retail sales for Chevrolet full-size trucks (Silverado, Avalanche, Tahoe and Suburban) rose 8 percent. (read more).

•

Buick: Buick reported total sales of 14,294, an increase of 66 percent in August compared to last year. Driven by continuing strong customer demand for the LaCrosse (retail sales up 263 percent) and growing demand for the all-new Regal, Buick retail sales more than doubled for the second month in a row, up 102 percent, compared to last year. August was the eleventh straight month that total and retail sales have increased. With sales up 61 percent for the year, Buick remains the fastest growing major auto brand in the U.S. (read more).

•

GMC: GMC reported total sales of 25,986, a 12 percent increase in total sales in the month of August, compared to the same month last year. This includes an 18 percent increase in retail sales, marking 11 consecutive months of year-over-year total and retail sales gains for GMC. Retail sales for GMC full-size trucks (Sierra, Yukon and Yukon XL) increased 12 percent during the month and retail sales for the Terrain rose to 3,667 units. For the year, GMC total sales are up 26 percent (read more).

•

Cadillac: Total sales of 12,689 for August were 83 percent higher than last August, with retail sales increasing 83 percent. This strong retail performance was driven by continuing strong consumer demand for the SRX and the CTS, with retail sales up 410 percent and 77 percent, respectively. August was the seventh month in a row that Cadillac total and retail sales have increased. With total sales up 50 percent for the year, the brand is the fastest growing luxury auto brand in the industry (read more).

•	Fleet sales for GM’s four brands were 51,951 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang ,Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

For release: September 1, 10:45 AM EDT

Chevrolet Total Sales up 18 Percent for 2010 Calendar Year to Date

DETROIT – Chevrolet has delivered more than 1 million vehicles through the first eight months of 2010 – an increase of 18 percent calendar year to date. This includes 131,952 Chevrolets delivered in August, 22 percent less than August 2009 when the federal “Cash for Clunkers” rebate program was in place.

“We are encouraged by the 2010 results, especially considering the success of last year’s Cash for Clunkers that favored affordable, fuel-efficient brands like Chevrolet.” said Alan Batey, vice president, Chevrolet Sales and Service. “Chevrolet has also gained market share in 2010, as we are experiencing sustained demand for our cars, trucks and utilities.”

Officially known as the Consumer Assistance to Recycle and Save (CARS) Act of 2009, the Cash for Clunkers program offered customers between $3,500 and $4,500 in rebates for new vehicles purchased between July 27 and August 25. During that time, customers purchased 86,354 Chevrolets through the CARS program, according to the National Highway Traffic Safety Administration. As a result, Chevrolet sold 168,130 vehicles in August 2009.

The program’s impact on Chevrolet is highlighted by the fact that combined retail sales for Chevrolet Silverado, Avalanche, Tahoe, and Suburban – which were not eligible for Cash for Clunkers rebates – rose 8 percent in August, 2010.

Calendar year to date, Chevrolet has delivered 164,301 more vehicles than in the first eight months of 2009, and the brand’s market share has increased more than a percentage point. For 2010 calendar year to date, virtually all Chevrolet models have posted double-digit sales gains, including:

•	Camaro, up 93 percent

•	Cobalt, up 15 percent

•	Malibu, up 35 percent

•	Avalanche, up 29 percent

•	Equinox, up almost 78 percent

•	HHR, up 14 percent

•	Silverado, up 12 percent

•	Suburban, up 31 percent

•	Tahoe, up 17 percent

•	Traverse, up 19 percent

“We believe the August results are a testament to the success of the Cash for Clunkers program, while our calendar-year-to-date performance illustrates the strength of Chevrolet’s portfolio,” said Batey. “We expect Chevrolet’s momentum will continue with the introduction of the all-new Chevrolet Cruze this month, and the Chevrolet Volt later this year.”

# # #

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer up to 40 miles of electric driving and an additional 300 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

CONTACT(S):

Tom Henderson

313-667-2702 office

313-410-2704 cell

tom.e.henderson@gm.com

Pat Morrissey

313-667-2945 office

313-407-4548 cell

patrick.e.morrissey@gm.com

Buick Retail Sales Doubled in August

Fastest-Growing Major Automotive Brand in the United States

Detroit – Buick posted a 102 percent retail sales increase in August, the 11th consecutive month of year-over-year retail sales increases. August was the second month in a row Buick retail sales doubled.

Total sales are up 61 percent for the calendar year-to-date, making Buick the fastest-growing major automotive brand in the United States. Led by customer demand for the LaCrosse, Enclave and the all-new Regal, total Buick sales are up 66 percent compared to August 2009.

“LaCrosse, Enclave and Regal have all been contributors to Buick’s sales momentum,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “The Buick product lineup is attracting new customers who may not have considered Buick in the past.”

Retail sales for the LaCrosse are up 263 percent, more than three times higher in August compared to the same month last year. Calendar year-to-date, total LaCrosse sales are up 201 percent.

Enclave retail sales increased 36 percent versus August 2009. Introduced in 2007, consumers continue to discover the Enclave with 52 percent of buyers coming from non-General Motors’ trade-ins.

Buick is encouraged by strong customer demand for the all new 2011 Regal. Since arriving in dealerships in late May, the Regal is averaging 25 days to turn, compared to 49 days for the mid-car segment. The Regal is expected to be one of the brand’s highest-volume sellers as it reaches dealerships in larger numbers. Based on the Opel Insignia – the 2009 “European Car of the Year” – the Regal was recently named a TOP SAFETY PICK for 2010 by the Insurance Institute for Highway Safety.

About Buick

Buick is a modern brand with premium, high-quality vehicles characterized by sculpted designs, luxurious interiors with personal technologies, and responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning vehicles, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. A new compact sedan and small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com on Twitter @buick or at www.facebook.com/buick.

# # #

Contact :

Dayna Hart

313-300-9660

dayna.hart@gm.com

For release: Wednesday, September 1, 2010, 10:45 a.m. EDT

CADILLAC AUGUST SALES RISE 83 PERCENT TO OUTPACE LUXURY SEGMENT

Cadillac is the fastest-growing luxury brand in United States

Gains more than 2 percentage points of luxury market share in 2010

DETROIT – Cadillac continued to gain strength in the U.S. luxury auto market as the brand posted total U.S. sales in August of 12,689, up 83 percent from the same month a year ago.

Much of that gain has been fueled by consumer demand for Cadillac vehicles, resulting in retail sales gains of 83 percent in August, the seventh consecutive month of total sales gains.

Cadillac total U.S. sales through August have risen 50 percent, compared to the first eight months of last year. Cadillac gained more than 2 percentage points of share in the U.S. luxury market through July – making it the fastest-growing luxury brand – and is expected to gain ground again in August.

“Cadillac has an impressive line-up that continues to attract returning and new luxury buyers to the brand,” said Kurt McNeil, vice president of Cadillac Sales and Service. “Whether someone is looking for a luxury sedan, coupe, crossover or SUV, Cadillac now has a product offering that’s commanding attention.”

Total SRX crossover sales are up 209 percent, while retail sales rose 410 percent – the 12th straight month of triple-digit retail sales increases. SRX has been gaining market share in the mid-size luxury crossover segment since its redesign for the 2010 model year.

CTS sales rose 61 percent in August and are up 13 percent calendar year to date over 2009. Consumer demand for CTS has been bolstered by the arrival of the all-new 2011 CTS Coupe, which recently joined the CTS Sport Sedan and CTS Sport Wagon.

Escalade sales also rose in August, up 15 percent from the same month last year.

During the week of August 16, the CTS Coupe Premiere Week was held at Cadillac dealerships across the U.S. The events highlighted the design and performance of the Coupe, which competes against the BMW 335i Coupe, Mercedes-Benz E350 Coupe and Audi A5.

“Cadillac’s CTS-V Coupe makes German rivals look like taxis,” according to a Wall Street Journal review of the high-performance V-Series model of the CTS Coupe. “The entertainment factor is off the charts in the CTS-V.”

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

Nick Twork

Cadillac Communications

Phone: +1.586.565.1001

nicholas.twork@cadillac.com

GMC Retail Sales Up 18 percent in August

Sales increase driven by demand for Sierra and Terrain

Detroit – GMC reported an 18 percent increase in retail sales in August, the 11th consecutive month of year-over-year increases. Calendar year-to-date retail sales are up 29 percent and total sales are up 26 percent in 2010.

The increase in sales was driven by customer demand for the Sierra full-size pickup line and the Terrain compact SUV.

For the first eight months of 2010, retail sales for the Sierra and new Sierra HD increased 11 percent. Total sales are up 10 percent for the year.

The new 2011 Sierra HD began arriving at dealerships in late May. The Sierra Denali 3500 was recently named the winner of PickupTrucks.com’s Heavy-Duty Shootout in the one-ton diesel category. PickupTrucks.com founder, Mike Levine said “we could tow with a Sierra Denali all day long and feel as confident driving it as it looks good on the road.”

Terrain total sales rose 788 percent in August. The Terrain continues to sell quickly, and has consistently taken just 12 days to turn, compared with 29 days for the rest of the compact SUV segment and 49 days for all vehicles. The Terrain is making its mark with new customers with 54 percent of sales this year coming from non-General Motors’ makes, the highest for any GMC product.

“August sales demonstrate that GMC is offering trucks, crossovers and SUVs that consumers want,” said Brian Sweeney, U.S. vice president for Buick & GMC Sales and Service. “We are encouraged to see the Terrain attracting new buyers to the brand.”

Acadia retail sales are up 19 percent for the year. This fall, GMC will launch the new Acadia Denali, offering the exclusive Denali trim level for the first time on the Acadia. The iconic Denali chrome honeycomb grille and monochromatic exterior distinguishes it on the outside, along with chrome door handles, chrome accents and 20-inch two-tone chrome-clad wheels.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at facebook.com/gmc.

###

Contact :

Dayna Hart

313-300-9660

dayna.hart@gm.com

GM U.S. Deliveries for August 2010 - Divisional Brand Level

*S/D Curr: 25	August				(Calendar Year-to-Date) January - August
*S/D Prev: 26	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	185,176	246,479	-24.9	-21.9	1,465,389	1,390,278	5.4
Brand Total	184,921	206,818	-10.6	-7.0	1,453,930	1,178,105	23.4
Other Brand Total	255	39,661	-99.4	-99.3	11,459	212,173	-94.6

GM Vehicle Deliveries by Marketing Division
	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	14,294	8,612	66.0	72.6	101,125	62,934	60.7
Cadillac Total	12,689	6,931	83.1	90.4	92,393	61,685	49.8
Chevrolet Total **	131,952	168,130	-21.5	-18.4	1,054,311	890,010	18.5
GMC Total **	25,986	23,145	12.3	16.8	206,101	163,476	26.1
Brand Total	184,921	206,818	-10.6	-7.0	1,453,930	1,178,105	23.4
HUMMER Total	205	777	-73.6	-72.6	3,344	7,767	-56.9
Pontiac Total	7	29,921	***.*	***.*	954	140,739	-99.3
Saab Total	0	484	***.*	***.*	608	6,444	-90.6
Saturn Total	43	8,479	-99.5	-99.5	6,553	57,223	-88.5
Other Brand Total	255	39,661	-99.4	-99.3	11,459	212,173	-94.6
GM Vehicle Total	185,176	246,479	-24.9	-21.9	1,465,389	1,390,278	5.4

*	Twenty-five selling days for the August period this year and twenty-six for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for August 2010 by Model

	August				(Calendar Year-to-Date) January - August
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	25	26
Enclave	4,595	4,151	10.7	15.1	35,881	28,824	24.5
LaCrosse	5,339	2,816	89.6	97.2	42,795	14,226	200.8
Lucerne	2,656	1,645	61.5	67.9	18,571	19,838	-6.4
Rainier	0	0	***.*	***.*	0	4	***.*
Regal	1,704	0	***.*	***.*	3,878	0	***.*
Rendezvous	0	0	***.*	***.*	0	9	***.*
Terraza	0	0	***.*	***.*	0	33	***.*
Buick Total	14,294	8,612	66.0	72.6	101,125	62,934	60.7
CTS	4,155	2,584	60.8	67.2	28,756	25,526	12.7
DTS	1,896	832	127.9	137.0	12,117	9,843	23.1
Escalade	1,076	1,031	4.4	8.5	9,842	9,648	2.0
Escalade ESV	724	530	36.6	42.1	4,874	3,979	22.5
Escalade EXT	188	165	13.9	18.5	1,196	1,596	-25.1
SRX	4,325	1,401	208.7	221.1	32,703	5,904	453.9
STS	324	337	-3.9	0.0	2,728	4,609	-40.8
XLR	1	51	-98.0	-98.0	177	580	-69.5
Cadillac Total	12,689	6,931	83.1	90.4	92,393	61,685	49.8
Avalanche	1,815	1,436	26.4	31.4	13,268	10,287	29.0
Aveo	4,019	12,733	-68.4	-67.2	28,734	29,580	-2.9
Camaro	6,321	8,680	-27.2	-24.3	60,185	31,190	93.0
Chevy C/T Series	0	4	***.*	***.*	8	35	-77.1
Chevy W Series	12	71	-83.1	-82.4	221	525	-57.9
Cobalt	5,643	17,393	-67.6	-66.3	90,376	78,504	15.1
Colorado	1,847	4,653	-60.3	-58.7	15,703	25,472	-38.4
Corvette	1,135	746	52.1	58.2	8,689	9,210	-5.7
Equinox	10,538	13,157	-19.9	-16.7	87,397	49,142	77.8
Express	4,459	5,611	-20.5	-17.4	38,242	36,937	3.5
HHR	9,470	11,064	-14.4	-11.0	57,242	50,197	14.0
Impala	17,343	20,473	-15.3	-11.9	121,399	113,809	6.7
Kodiak 4/5 Series	28	295	-90.5	-90.1	1,110	2,798	-60.3
Kodiak 6/7/8 Series	3	35	-91.4	-91.1	199	792	-74.9
Malibu	18,182	17,348	4.8	9.0	146,957	108,516	35.4
Monte Carlo	0	0	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	34,084	32,421	5.1	9.3	235,530	209,987	12.2
Suburban (Chevy)	3,080	4,101	-24.9	-21.9	28,945	22,103	31.0
Tahoe	6,119	6,008	1.8	5.9	49,721	42,401	17.3
TrailBlazer	4	368	-98.9	-98.9	211	8,090	-97.4
Traverse	7,850	11,465	-31.5	-28.8	70,098	58,834	19.1
Uplander	0	68	***.*	***.*	76	1,595	-95.2
Chevrolet Total	131,952	168,130	-21.5	-18.4	1,054,311	890,010	18.5
Acadia	4,223	5,497	-23.2	-20.1	45,121	37,831	19.3
Canyon	667	1,733	-61.5	-60.0	4,873	8,076	-39.7
Envoy	5	291	-98.3	-98.2	78	4,346	-98.2
GMC C/T Series	0	36	***.*	***.*	52	344	-84.9
GMC W Series	15	133	-88.7	-88.3	308	1,271	-75.8
Savana	1,291	825	56.5	62.7	9,678	9,088	6.5
Sierra	11,640	11,657	-0.1	3.8	79,158	72,189	9.7
Terrain	4,189	472	787.5	823.0	35,092	475	***.*
Topkick 4/5 Series	12	261	-95.4	-95.2	835	1,946	-57.1
Topkick 6/7/8 Series	1	94	-98.9	-98.9	348	1,343	-74.1
Yukon	2,387	1,293	84.6	92.0	16,564	17,282	-4.2
Yukon XL	1,556	853	82.4	89.7	13,994	9,285	50.7
GMC Total	25,986	23,145	12.3	16.8	206,101	163,476	26.1
Brand Total	184,921	206,818	-10.6	-7.0	1,453,930	1,178,105	23.4
HUMMER Total	205	777	-73.6	-72.6	3,344	7,767	-56.9
Pontiac Total	7	29,921	***.*	***.*	954	140,739	-99.3
Saab Total	0	484	***.*	***.*	608	6,444	-90.6
Saturn Total	43	8,479	-99.5	-99.5	6,553	57,223	-88.5
Other Brand Total	255	39,661	-99.4	-99.3	11,459	212,173	-94.6
GM Total	185,176	246,479	-24.9	-21.9	1,465,389	1,390,278	5.4

Sales Reporting and Data Management	Page 2 of 2